                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.   Name and Address of Reporting Person                            5.  If Amendment, Date of Original (Month/Year)
     FITZMYERS, THOMAS J
     4120 Dublin Blvd., Suite 400                                    6.  Relationship of Reporting Person to Issuer(Check all
     Dublin, CA  94568                                                   applicable)
     USA                                                                 (X)Director                    ( ) 10% Owner
                                                                         (X) Officer (give title below) ( ) Other(specify below)
2.   Issuer Name and Ticker or Trading Symbol
     SIMPSON MANUFACTURING CO., INC. - (SSD)                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

3.   IRS or Social Security Number of Reporting Person (Voluntary)   7.  Individual or Joint/Group Filing (Check Applicable Line)
                                                                         [X] Form filed by One Reporting Person
4.   Statement for Month/Year                                            [ ] Form filed by More than One ReportingPerson
     SEPTEMBER 2001



__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________
1. Title of Security       2.     3.     4. Securities Acquired (A)         5. Amount of         6. Dir  7. Nature of Indirect
                             Transaction    or Disposed of (D)                 Securities        ect        Beneficial Ownership
                                                                               Beneficially      (D)or
                                                              A/               Owned at          Indir
                             Date  Code V    Amount           D     Price      End of Month      ect(I)
__________________________________________________________________________________________________________________________________

                             09/04
Common Stock                 /2001   S              6,000     D    $59.1372
----------------------------------------------------------------------------------------------------------------------------------
                             09/05
Common Stock                 /2000   S             15,000     D    $56.4564
----------------------------------------------------------------------------------------------------------------------------------
                             09/07
Common Stock                 /2001   S              4,000     D    $55.2521
----------------------------------------------------------------------------------------------------------------------------------
                             09/07
Common Stock                 /2001   S              1,700     D    $55.2521
----------------------------------------------------------------------------------------------------------------------------------
                             09/10
Common Stock                 /2001   S              2,200     D    $54.0909          292,732
----------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                           5,211        I    By Trust
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
__________________________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________
1.Title of Derivative  2.Con-   3.    4.     5.Number of De  6.Date Exer 7.Title and Amount  8.Price  9.Number    10. 11.Nature
  Security             version  Transaction  rivative Secu   cisable and   of Underlying     of Deri  of Deriva   Dir of Indirect
                       or Exer               rities Acqui    Expiration    Securities        vative   tive        ect Beneficial
                       cise                  red(A) or Dis   Date(Month/                     Secu     Securities  (D) Ownership
                       Price of              posed of(D)     Day/Year)                       rity     Benefi      or
                       Deriva-                               Date  Expir-                             ficially    Ind
                       tive                               A/ Exer- ation    Title and Number          Owned at    ire
                       Secu-                              D  cisa- Date     of Shares                 End of      ct
                       rity     Date  Code V  Amount         able                                     Month       (I)
__________________________________________________________________________________________________________________________________
  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________
1.Title of Derivative  2.Con-   3.    4.     5.Number of De  6.Date Exer 7.Title and Amount  8.Price  9.Number    10. 11.Nature
  Security             version  Transaction  rivative Secu   cisable and   of Underlying     of Deri  of Deriva   Dir of Indirect
                       or Exer               rities Acqui    Expiration    Securities        vative   tive        ect Beneficial
                       cise                  red(A) or Dis   Date(Month/                     Secu     Securities  (D) Ownership
                       Price of              posed of(D)     Day/Year)                       rity     Benefi      or
                       Deriva-                               Date  Expir-                             ficially    Ind
                       tive                               A/ Exer- ation    Title and Number          Owned at    ire
                       Secu-                              D  cisa- Date     of Shares                 End of      ct
                       rity     Date  Code V  Amount         able                                     Month       (I)
__________________________________________________________________________________________________________________________________
  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------

  Options on
  Common Stock                                                                                             1,125   D
----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:


SIGNATURE OF REPORTING PERSON

BY:  Thomas J Fitzmyers

/s/THOMAS J FITZMYERS
-------------------------------------

DATE

October 2, 2001
-------------------------------------